UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 15, 2009

Commission File Number: 333-142860

NACEL ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Wyoming	20-4315791
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

600 17th Street, Suite 2800S Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

(720) 204-1150
(Registrant telephone including area code)

Check the appropriate item below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 15, 2009, the Board of Directors of Nacel Energy Corporation (“Nacel Energy” or the “Company”) appointed Paul Turner as its Chief Executive Officer and further appointed Mark Schaftlein as its Chief Financial Officer. Effective as of these appointments, Brian Lavery, the former Chief Executive Officer and President, and Murray Fleming, the former Principal Accounting Officer, have been replaced as officers. Mr. Fleming and Mr. Lavery continue to serve the Company as members of the Board of Directors.

The business experience for at least the last five years of each of the newly appointed executive officers of the Company are as follows:

Paul Turner, age 45, is a principal of Renergix, Inc., an entity which, effective as of January 1, 2009, has provided consulting services for and on behalf of the Company. Since August 2008, Dr. Turner has assisted in the implementation of the Company’s wind power development strategies. From 2001 to 2006, Dr. Turner was Managing Director of People’s Energy Resources Corp (PERC), an affiliate of Peoples Energy of Chicago, IL. While at PERC, Dr. Turner was responsible for the development of electric power generation facilities and asset acquisitions. Prior to his career with PERC, Dr. Turner was a founding principal of Cornerstone Energy Advisors, a boutique mergers and acquisition firm which provided strategic and financial advice on over $2 billion in acquisitions and divestitures of natural gas, oil and coal-fired electric generating facilities. Also, from 1999 to 2000, Dr. Turner served as an Assistant Professor of Economics at New Mexico State University and was a consultant to the New Mexico Attorney General concerning the deregulation of electrical markets. Mr. Turner earned his B.Sc. in electrical engineering (power concentration) from the University of Illinois in 1987, his M.Sc. in electrical engineering (Electric Utility Management Program) from New Mexico State University in 1991 and his Ph.D in economics (environmental and regulatory concentration) in 1997, from the University of Wyoming.

Mark Schaftlein, age 51, joined NACEL Energy earlier in 2009, in an advisory capacity, focusing upon improving our management, financial and corporate structures. Mr. Schaftlein is the founder and Chief Executive Officer of Capital Consulting, Inc., a firm which for the past 8 years, has assisted public companies in the areas of capital sourcing and business strategy. In addition to NACEL Energy, Mr. Schaftlein has also previously served in officer and director capacities with other public companies including Far East Energy Corporation and SP Holdings (later Organic to Go).  From 1982 to 2000, Mr. Schaftlein held a number of management positions in the banking industry, initially with Citicorp through 1992, then Fleet Financial, National Lending Center and Westmark Group Holdings, from 1995 to 2000.  During his tenure at Westmark, Mr. Schaftlein served as CEO and helped it achieve $100M in corporate financing. Mr. Schaftlein earned a degree in Business Administration from Western Kentucky University in 1980.

Effective as of July 15, 2009, the Company entered into an Employment Agreement with Paul Turner, as Chief Executive Officer, which is for a term which expires on July 1, 2012 unless terminated sooner. As compensation, Dr. Turner shall receive a base salary in the amount of $25,000 per month together with fringe benefits and other perquisites offered by the Company which includes public holidays and 14 days of paid vacation per 12 month period, which vacation benefit must be used as it does not accrue or extend into subsequent periods and no right exits to receive payment for any unused vacation time.  The Employment Agreement contains various other provisions which includes, without limitation, confidentiality, non-solicitation and non-compete provisions, provisions applicable to termination of employment (with and without cause) and other miscellaneous provisions.

Effective as of July 15, 2009, the Company entered into an Employment Agreement with Mark Schaftlein, as Chief Financial Officer, which is for a term which expires on July 1, 2012 unless terminated sooner. As compensation, Mr. Schaftlein shall receive a base salary in the amount of $10,000 per month until March 31, 2010 and thereafter until the end of the term in the amount of $12,500 per month.  In addition, Mr. Schaftlein shall receive fringe benefits and other perquisites offered by the Company which includes public holidays and 14 days of paid vacation per 12 month period, which vacation benefit must be used as it does not accrue or extend into subsequent periods and no right exits to receive payment for any unused vacation time.  The Employment Agreement contains various other provisions which includes, without limitation, confidentiality, non-solicitation and non-compete provisions, provisions applicable to termination of employment (with and without cause) and other miscellaneous provisions.

 Item 8.01 – Other Events.

On July 20, 2009, NACEL Energy announced the appointment of Paul Turner as its Chief Executive Officer and Mark Schaftlein as its Chief Financial Officer.

A copy of the press release pertaining to the foregoing is attached hereto as an exhibit.

Item 9.01 – Exhibits

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NACEL ENERGY CORPORATION

Date: July 20, 2009	By:	/s/ Paul Turner
Paul Turner, Chief Executive Officer